E-Bait Inc.
                               E Commerce Web Site
                                    Agreement

THIS AGREEMENT made and entered into on this 12th day of July 2000, by E-Bait, Inc. having offices at 2279 Segundo Court, #4, Pleasanton, California 94588 (hereafter referred to as E-Bait). and between MillSchatz Enterprises, Inc. having offices at 2304 S.W. 60th Way Miramar, Florida, 33023 (hereafter referred to as MillSchatz)

WITNESSETH:

     WHEREAS, E-Bait is a business specializing in the building of E Commerce Web Sites'

     WHEREAS, E-Bait desires to enter into an agreement as an independent contractor whereby E-Bait will provide marketing and database services for MILLSCHATZ; and

     WHEREAS, the parties hereto desire to enter into an agreement which will define their rights and responsibilities toward each other.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

9. E-Bait shall at all times act as an independent contractor in the transaction of its business. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between MILLSCHATZ and E-Bait.

10. This Agreement shall commence on the date hereof and will terminate on the earliest of the following:

O.   Twelve (12) months from the date of this Agreement;

P. Both E-Bait and MillSchatz may request termination buy written notice if there is a change in ownership of E-Bait or MillSchatz.

Q.   Cause shall be determined solely by the following:

IX. Dishonesty related to material facts regarding the development of the company's products;

X.   Any other neglect, act or omission detrimental to the conduct of E-Bait.

R. Upon termination for cause by E-Bait upon ten (10) days written notice. Cause shall be determined solely by the following:

IX.  Dishonesty related to independent contractor status with MILLSCHATZ.

X.   Failure to pay as described in section 6;

42.  E-Bait will provide a full e commerce web site.

43. E-Bait shall be responsible for the payment of all expenses and taxes or other liabilities, which E-Bait incurs due to the receipt of any compensation as a result of this Agreement.

44. E-Bait shall be free to exercise its own judgment as to the time, place and manner of its actual marketing activities related to this Agreement. MILLSCHATZ acknowledges that E-Bait is engaged in other business activities and that it will continue such activities during the term of this Agreement. E-Bait shall not be restricted from engaging in other business activities during the term of this Agreement.

45. E-Bait will with hold payment of 30 percent (excluding shipping costs) of all sales made on or from the E-Bait site. Payments to MILLSCHATZ are due within 30 days after each sale or on the first day of every month.

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46.  Pricing of MillSchatz products is the sole discretion of MillSchatz.
     MillSchatz agrees not to sell MillSchatz products at prices above suggested retail price or higher than available on other web sites (this does not include special or sale items). E-Bait agrees not to change the prices set by MillSchatz.

47. This contract terminates on May 22nd 2001 or twelve (12) months from the date of this agreement.

48. In the event that any claim, lawsuit or controversy arises or is brought against MILLSCHATZ or E-Bait as a result of any action or inaction of E-Bait or MILLSCHATZ, the expenses incurred, including reasonable attorneys' fees shall be borne by the losing party.

49. This agreement shall supersede all former agreements, which may have existed between the parties hereto, whether oral or written. Neither party may assign this contract nor any payment nor benefits to which the parties may become entitled, without prior written consent.

50. This Agreement shall be deemed a California contract and governed by the laws thereof. Any provision of this Agreement prohibited by the laws of any state shall, as to such state, be ineffectual only to the extent of such prohibition and shall not invalidate the remaining provisions of this Agreement.

51. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


IN WITNESS HEREOF, the parties hereto have executed this document as of the date and year written below.


BY: /S/ Ralph Millen                            Date: July 12, 2000
--------------------                            -------------------
Ralph Millen, President
MillSchatz Enterprises, Inc.


BY: /S/ Mark D Heverly                          Date: July 12, 2000
----------------------                          -------------------
Mark D. Heverly, Treasurer & Secretary
E-Bait, Inc.